Exhibit 8.4

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
November 6, 2006
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
Windrose Medical Properties Trust
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the Agreement and Plan of Merger, dated as of September 12, 2006, by and among Health Care REIT, Inc. (“Parent”), Heat Merger Sub, LLC, the Company, Heat OP Merger Sub, L.P, and Windrose Medical Properties, L.P. (the “Company OP”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 12, 2006 (the “Merger Agreement”). You have requested our opinion regarding certain U.S. federal income tax matters.
     The Company, through the Company OP, and its subsidiary partnerships and limited liability companies (the “Subsidiary Partnerships”), owns interests in multi-tenant medical office buildings, ambulatory surgery centers/physician group practice clinics, outpatient treatment and diagnostic facilities, and commercial office buildings (the “Properties”). A corporation owned by the Company OP with respect to which the Company has made a “taxable REIT subsidiary” (“TRS”) election, Hospital Affiliates Development Corporation, an Indiana corporation (“HADC”), conducts third-party facility planning, project management, medical equipment planning, and implementation services.
     In giving this opinion letter, we have examined the following:
1. the Company’s Declaration of Trust, Articles of Amendment and Restatement, and Amendment to Articles of Amendment and Restatement, filed on March 13, 2002, August 6,

Health Care REIT, Inc.
November 6, 2006

2002, and May 22, 2006, respectively, with the Department of Assessments and Taxation of the State of Maryland;
2. the Company’s Bylaws and Amended and Restated Bylaws;
3. the Merger Agreement;
4. the Limited Partnership Agreement of the Company OP between the Company, as general partner, and Fred S. Klipsch, as limited partner;
5. the First Amended and Restated Agreement of Limited Partnership of the Company OP (the “Operating Partnership Agreement”), dated as of August 21, 2002, among the Company, as general partner, and several limited partners;
6. the partnership and operating agreements governing the Subsidiary Partnerships (the “Subsidiary Partnership Agreements”);
7. the TRS elections for HADC and Windrose SPE Mount Vernon Properties, Inc., a Georgia corporation (“Windrose SPE Mount Vernon”);
8. Parent’s registration statement on Form S-4 (the “Registration Statement”), including the proxy statement/prospectus included therein (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); and
9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed, with your consent, that:
1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2. during its taxable year ending as of the Closing Date (as defined the Merger Agreement) or, if the Merger is not completed, its taxable year ending December 31, 2006 and its subsequent taxable years, the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

Health Care REIT, Inc.
November 6, 2006

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year;
4. each partner of the Company OP (a “Partner”) that is a corporation or other entity has a valid legal existence;
5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and
6. no action will be taken by the Company, the Company OP, the Subsidiary Partnerships, the Partners, HADC, or Windrose SPE Mount Vernon, after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
     In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
     Based on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, we are of the opinion that, for its short taxable year ended December 31, 2002 through its taxable year ended December 31, 2005, the Company qualified as a REIT under the Code, and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification as a REIT under the Code.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.

Health Care REIT, Inc.
November 6, 2006

The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours, /s/ Hunton & Williams LLP